InspireMD’s CGuard™ Embolic Prevention System to be Prominently Featured in Live Case Transmissions at LINC, 22nd to the 25th January 2019, in Leipzig, Germany

Several Clinical Presentations, Updates, and Panel Discussions on CGuard EPS to also be presented

Tel Aviv, Israel— January 18, 2019 – InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its CGuard™ Carotid Embolic Prevention System (EPS) will be featured in two live case transmissions at the Leipzig Interventional Course (LINC) 2019 to be held from January 22nd to the 25th at the Trade Fair Leipzig, Hall 2 in Leipzig, Germany. CGuard™ EPS will also be featured in two panel discussions at the conference.

The two live cases:

Tuesday, 10:57 – 11:22 Live from Bergamo Technical Forum · Room 3

Case 21 – BG 02: male, 64 years (D-V)

Symptomatic left carotid artery disease in a patient with coronary artery disease

Operators: F. Castriota, A. Micari

Tuesday, 16:30 – 18:00 Live from Leipzig Technical Forum · Room 3

Case 27 – LEI 09: female, 56 years (L-K)

Restenosis of the left common carotid artery after TEA

Operators: A. Schmidt, S. Brהunlich

Additional presentations featuring CGuard™ EPS will include:

What:	Initial clinical study of the new CGuard™ MicroNet® covered carotid-stent: One size fits all – experimental data and clinical results C. Wissgott, MD, Germany
When:	January 22, 10:27 – 10:33 AM Central European Time
Where:	Room 3 – Technical Forum

What:	PARADIGM-EXTEND prospective academic trial of CGuard™ MicroNet® covered self-expandable stent system: Cumulative 3-year clinical and duplex ultrasound evidence for safety, efficacy and durability of stroke prevention Professor P. Musialek, Poland
When:	January 22, 15:05 – 15:10 PM Central European Time
Where:	Room 7 – Speaker’s Room

What:	Intermediate results of a prospective randomized study in carotid artery revascularisation: the Acculink™ stent vs. the mesh covered stent (CGuard™) P. Ignatenko, MD, Russia
When:	January 22, 15:15 – 15:20 PM Central European Time
Where:	Room 7 – Speaker’s Room

What:	Interim results from a prospective real-world multicentre clinical practice of CAS using the CGuard™ embolic prevention system: the IRONGUARD 2 study W. Mansour, MD, Italy
When:	January 22, 15:20 – 15:25 PM Central European Time
Where:	Room 7 – Speaker’s Room

What:	Comparative analysis of carotid artery stenting and carotid endarterectomy in clinical practice Professor Andrey Karpenko, Russia
When:	January 22, 15:30 – 15:35 PM Central European Time
Where:	Room 7 – Speaker’s Room

The CGuard™ Carotid Embolic Prevention System will also be featured at the Company’s booth (18c2). InspireMD will be represented by its management, sales and clinical staff and welcomes all enquiries from clinicians and other interested parties.

LINC is a leading global forum for new methods in the field of vascular medicine. LINC brings together medical professionals from different specialties around the world who perform endovascular interventions.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Investor Contacts:

InspireMD, Inc.
Craig Shore
Chief Financial Officer
Phone: 1-888-776-6804 FREE
Email: craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

Email: jeremy@lifesciadvisors.com